NOTICE OF
                       ANNUAL MEETING OF STOCKHOLDERS

          The Annual Meeting of Stockholders of Dover Investments Corporation will be held at 235 Montgomery Street, Conference Room #740, Seventh Floor, San Francisco, California, on Friday, April 26, 1996, at 9:00 A.M., for the following purposes:

          (1) To elect six directors (two of whom will be elected by holders of the Class A Common Stock and four of whom will be elected by holders of the Class B Common Stock), each to hold office until the next annual meeting and until his successor has been elected and qualified;

          (2) To ratify the appointment of Grant Thornton LLP as the Company's independent public accountant for the year ended December 31, 1995; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on March 18, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting or any adjournment thereof.

         BY ORDER OF THE BOARD OF DIRECTORS

         LAWRENCE WEISSBERG
         Chairman of the Board of Directors,
         President and Chief Executive Officer

San Francisco, California
March 25, 1996


              IMPORTANT: To ensure your representation at the meeting please date, sign and mail the enclosed Proxy card(s) promptly in the return envelope which has been provided.




                  DOVER INVESTMENTS CORPORATION




                         Proxy Statement

                             for the

                Annual Meeting of Stockholders of

                  DOVER INVESTMENTS CORPORATION
                350 California Street, Suite 1650
                 San Francisco, California 94104
                  to be Held on April 26, 1996


         The accompanying proxy is solicited on behalf of the Board of Directors of Dover Investments Corporation (the "Company") for use at the
Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m.
on Friday, April 26, 1996, at 235 Montgomery Street, Conference Room #740, Seventh Floor, San Francisco, California, or any adjournment thereof. Any stockholder giving a proxy has the power to revoke it at any time prior to the exercise thereof by filing with any Assistant Secretary of the Company a written revocation, by attending the Annual Meeting and voting in person, or by submitting a duly executed proxy bearing a later date. The expense of soliciting proxies will be paid by the Company. The Company will request brokers, custodians, nominees and other holders of record to forward copies of soliciting material to persons for whom they hold shares of Company stock and to request authority for the execution of proxies. In such cases, the Company will reimburse holders for their reasonable charges or expenses. The
Company's principal executive office is located at 350 California Street, Suite 1650, San Francisco, California 94104. This proxy statement and the accompanying form(s) of proxy were mailed on or about March 25, 1996.


                          VOTING RIGHTS

         The Board of Directors has fixed the close of business on March 18, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. The voting securities of the Company outstanding at the close of business on that date were 646,878 shares of Class A Common Stock and 321,018 shares of Class B Common Stock, each with a $.01 par value. The Company's Restated Certificate of Incorporation provides that, so long as the total number of shares of Class B Common Stock outstanding on any record date for a meeting of stockholders at which directors are to be elected equals or exceeds 12 1/2% of the total number of outstanding shares of Common Stock of both classes on such date, the holders of Class A Common Stock will vote as a separate class to elect 25% of the Board of Directors (the "Class A Directors") and the holders of the Class B Common Stock will vote as a separate class to elect the remaining 75% of the Board of Directors (the "Class B Directors"). If 25% of the authorized number of directors is not a whole number, then the holders of Class A Common Stock are entitled to elect the next higher whole number of directors that is at least 25% of the authorized number of directors. The total number of outstanding shares of Class B Common Stock on March 18, 1996 constituted 33.17% of the total number of outstanding shares of Common Stock of both classes. Accordingly, holders of record of Class A Common Stock will vote as a separate class at the Annual Meeting with respect to the election of directors and be entitled to elect two Class A Directors. Holders of record of Class B Common Stock, voting as a separate class, will be entitled to elect the four Class B Directors. Holders of the Class A Common Stock and of the Class B Common Stock generally will vote together as a single class on other matters submitted to a stockholders' vote, with the Class A Common Stock entitled to one vote per share and the Class B Common Stock entitled to ten votes per share.

         The representation in person or by proxy of not less than a majority of the shares entitled to vote at the meeting will constitute a quorum. Class A Directors and Class B Directors will be elected by a plurality of the respective votes cast by holders of Class A Common Stock and Class B Common Stock. The affirmative vote of a majority of the shares represented at the meeting is required for the approval and adoption of Proposal 2. Because abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied, abstentions and "non-votes" will have the effect of a vote against a proposal. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         A holder of Class A Common Stock or Class B Common Stock may be entitled to cumulate votes and give one nominee a number of votes equal to the number of directors to be elected by the Class A Common Stock or the Class B Common Stock, as applicable, multiplied by the number of votes to which such stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many nominees as the stockholder thinks fit. A stockholder may cumulate votes for a nominee or nominees for Class A or Class B Directors if such nominee or nominees' names have been placed in nomination prior to the voting at the Annual Meeting and the stockholder has given notice prior to the voting at the Annual Meeting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for nominees.


                           SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows as of March 18, 1996, (i) persons who are known by the Company to be beneficial owners of more than 5% of the Company's
Class A or Class B Common Stock, and (ii) for each director and all directors and officers as a group, the amount and nature of their beneficial ownership and percentage of all outstanding Class A Common Stock and Class B Common
Stock owned by them:
                                                                                                                Aggregate Voting
                                           Class A Common   Percentage of    Class B Common   Percentage of     Power
                                           Shares           Outstanding      Shares           Outstanding       Represented
                           Position with   Beneficially     Class A Common   Beneficially     Class B Common    Shares Beneficially
Name and Address           Company         Owned            Shares (1)       Owned            Shares            Owned(2)


Lawrence Weissberg         Chairman,       95,778(3)        14.81%           245,114          76.36%            66.03%
 350 California Street     President and
 Suite 1650                Chief
 San Francisco, CA         Executive
 94104                     Officer

Arnold Addison             Director        400(4)               *                0                0                 0
 727 Industrial Parkway
 Hayward, CA
 94544

Larry Freels               Director        4,750(5)             *                0                0                 0
 655 Beach Street
 Suite 400
 San Francisco, CA
 94109

John Gilbert               Director        700(8)               *                0                0                 0
 400 Montgomery Street
 Suite 820
 San Francisco, CA
 94104

Michael Raddie             Director and    2,350(6)             *                0                0                 0
 400 Montgomery Street     Chief
 Suite 820                 Financial
 San Francisco, CA         Officer (part-
 94104                     time)

Will C. Wood               Director        9,550(7)         1.48%                0                0             1.48%
 1550 El Camino Real
 Suite 275
 Menlo Park, CA
 94025

Robert Naify               N/A             54,407           8.41%            23,330           7.27%             7.46%
 172 Golden Gate
 Avenue
 San Francisco, CA
 94102

All current officers                       113,528(9)       17.55%           245,114          76.36%            66.49%
 and directors as a
 group (6) persons










 * Less than one percent (1%) of the outstanding class of stock or aggregate voting power of the Class A Common Stock and Class B Common Stock combined.

(1) Based on a total of 646,878 currently outstanding shares and the respective number of shares issuable upon exercise of options owned by each individual exercisable within 60 days of March 18, 1996.

(2) For matters other than the election of directors only.

(3) Includes 7,257 shares of Class A Common Stock, of which 1,810 shares are owned by Mr. Weissberg's wife, 4,660 shares are owned by the Weissberg Foundation and 787 shares are held by a trust for the benefit of the grandchildren of Mr. Weissberg of which Mr. Weissberg is trustee. Mr. Weissberg disclaims beneficial ownership of the 1,810 shares owned by his wife.

(4) Includes 400 shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.

(5) Includes 550 shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.

(6) 1,500 of such shares are owned by Raddie & Nouaux, a California general partnership, of which Mr. Raddie is a general partner. The remaining 400 shares represent shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.

(7) Includes 450 shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.

(8) Includes 200 shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.

(9) Includes 2,850 shares issuable upon exercise of options exercisable within 60 days of March 18, 1996.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

Company as Thrift Holding Company

              The Company was the parent company of Homestead Savings, A Federal Savings and Loan Association (hereafter referred to as the "Association"), until August 1991, at which time the Company's voting interest in the Association was reduced to 20.7% of the total shares eligible to vote (the "Exchange"). The Association was placed in receivership by the Office of Thrift Supervision on October 30, 1992, and the Resolution Trust Corporation (the "RTC") was appointed receiver. Certain assets and liabilities of the Association were transferred to a newly chartered federal savings association. The Company has no interest in the new institution.

              Following the shift in ownership in August 1991, all of the executive officers and directors of the Company and the Association, except Mr. Weissberg, resigned as executive officers and directors of the Company. Mr. Weissberg presently is the only executive officer and the only director of the Company who was formerly a director of the Association.

              The Company has an agreement to indemnify its directors who formerly served as directors and/or officers of the Association and its subsidiaries. The RTC, in a letter dated March 10, 1993, advised the present and former directors and officers of the Association and its subsidiaries of potential claims that the RTC may assert against them for the recovery of losses suffered by the Association and its subsidiaries in connection with certain specified actions and loan transactions. No action has been taken by the RTC on this matter for quite some time and the RTC went out of existence on December 31, 1995. Counsel to the Company have advised the Company that in light of these circumstances and the likelihood of the expiration of the statute of limitation, they do not see any prospect of material liability to the RTC. Consequently, the Company has not provided for any further contingencies on these matters.

Nominees for Directors

              Action is to be taken at the Annual Meeting with respect to the election of a total of six directors, consisting of two Class A Directors and four Class B Directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Holders of the Class A Common Stock will vote as a separate class for the election of the Class A Directors and holders of the Class B Common Stock will vote as a separate class for the election of the Class B Directors. Each proxy with respect to the Class A Directors (the proxy card printed with black ink) may not be voted for more than two nominees and each proxy with respect to the Class B Directors (the proxy card printed with red ink) may not be voted for more than four nominees. It is intended that the proxies solicited by and on behalf of management will be voted for the election of the nominees listed in the following table. In the event any of the nominees, for any reason, should cease to be a candidate for a position as a director, the proxies will be voted in accordance with the best judgment of the person or persons acting under them and may be voted for another person nominated by management. The Company knows of no current circumstances which would render any nominee unable to accept nomination or election. Under the terms of the Company's By-Laws, a vacancy may be filled by the Board of Directors.

              The following table indicates as to each nominee the year when he was first elected or appointed a director, his age and class of directorship:

                              Director           Class of
         Name                  Since      Age  Directorship

         Arnold Addison        1992       66     Class A
         Michael Raddie        1991       65     Class A
         Larry Freels          1993       58     Class B
         John Gilbert          1993       56     Class B
         Lawrence Weissberg    1968       75     Class B
         Will C. Wood          1992       56     Class B

              Mr. Weissberg may be deemed to be a control person of the Company under the Securities Exchange Act of 1934.

              Arnold Addison. Mr. Addison has been President of Addison Financial Corporation, an auto leasing company, since October 1987. He has also been the owner of Warm Springs Land Co., a real estate investment firm, since January 1985.

              Michael Raddie. Mr. Raddie has been President of The Commonwealth Group, Inc., an investment banking firm, since March 1989. He was designated Chief Financial Officer of the Company on a part-time, consulting basis in December 1991. From July 1956 to January 1989, he was a certified public accountant with KPMG Peat Marwick, having become a partner of such firm in 1968. Mr. Raddie was a director of Continental Savings, a savings and loan association, from April 1989 to July 1990.

              Larry Freels. Mr. Freels has been a self-employed real estate owner and investor since 1973.

              John Gilbert. Mr. Gilbert has been a self-employed financial consultant since 1989 and has seventeen years of experience as a general contractor and home builder.

              Lawrence Weissberg. Mr. Weissberg is presently the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. He was the President and Chief Executive Officer of the Company and the Association from 1960 to 1973 and from 1975 to 1989. In May 1989, Mr. Weissberg stepped down as President of the Company and the Association, although he continued to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. In August 1991, Mr. Weissberg was re-appointed President of the Company. Mr. Weissberg stepped down as Chief Executive Officer of the Association in August 1989 and as Chairman of the Board of Directors and as a director of the Association in January 1992.

              Will C. Wood. Mr. Wood has been a principal of Kentwood Associates, a financial advisory firm, since November 1993. He was an international banking executive with Wells Fargo Bank, Crocker Bank and Citibank from 1972 through 1989 and was managing Director of IDI Associates from 1989 to 1993.

Certain Legal Matters

              Mr. Freels is a general partner of Station West Investors, a California limited partnership, which filed a petition under Chapter 11 of the United States Bankruptcy Code in October 1992. He was also a general partner of The Kingsdale Co., an Ohio general partnership, which filed a petition under Chapter 11 of the United States Bankruptcy Code in October 1991 and has since dissolved.

Committees and Meetings of the Board of Directors

              In 1995, the Board of Directors of the Company held five regular meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors held during the period for which he has been a director.

              The Board of Directors of the Company established a Compensation Committee in January 1995. The Compensation Committee of the Board of Directors consists of Arnold Addison, Michael Raddie and Will C. Wood. The Compensation Committee reviews and sets company policies in addition to recommending to the Board the level of compensation of the President. The Compensation Committee held two meetings during fiscal 1995.

Securities Exchange Act of 1934

              Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the Securities and Exchange Commission (the "SEC").

              Based solely on the Company's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that during the period from January 1, 1995 to December 31, 1995, inclusive, all filing requirements applicable to officers, directors and greater than ten percent stockholders were satisfied.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
"FOR" EACH OF THE NOMINEES.






       COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


Compensation of Executive Officers

              The cash compensation of the only executive officer of the Company whose total cash compensation exceeded $100,000 in 1995 for services in all capacities to the Company and its subsidiaries during 1993, 1994 and 1995 was as follows:

                 SUMMARY COMPENSATION TABLE

     Name and                              Annual
     Principal                          Compensation          All Other
     Position                   Year      Salary($)        Compensation ($)

     Lawrence Weissberg         1995       150,000             5,460(1)
       Chairman of the          1994       150,000             5,438(1)
       Board of Directors,      1993       150,000             8,437(1)
       President and Chief
       Executive Officer
     ___________________________

(1)  Consists of an automobile allowance.


Stock Option Plan

          Under the Company's 1995 Stock Option Plan (the "Plan"), stock options may be granted to certain officers and key employees. The Plan is administered by the Compensation Committee. Options granted under the Plan provide for the purchase of shares of the Company's Common Stock, at the fair market value of the stock on the date the option is granted. In the case of a stock option held by an optionee who, on the date of grant of such option, owns more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price will be not less than 110% of the fair market value of the stock. Options granted under the Plan will be exercisable during a period fixed by the Compensation Committee, provided that no nonqualified stock options will be exercisable before the expiration of six months from the date of grant and no incentive stock option will be exercisable before the expiration of one year from the date of grant. No option will be exercisable after the expiration of ten years from the date of grant. The Plan provides that no option is exercisable after the expiration of five years from the date of grant in the case of an incentive stock option held by an optionee who, on the date of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company.






Compensation of Directors

          The Company pays each nonemployee director $500 for each meeting of the Board of Directors of the Company attended. None of the Company's directors, other than Mr. Weissberg, are employees of the Company. In addition, the Company paid Mr. Raddie $18,000 in consulting fees in 1995.

          Nonemployee directors receive stock options pursuant to the Company's Stock Option Plan for Nonemployee Directors (the "Director Plan"). Under the Director Plan, each nonemployee director is automatically granted options to purchase 500 shares of Common Stock on each anniversary date of his or her appointment, until the plan terminates or the director ceases to be a director. Options granted under the Director Plan become exercisable in installments to the extent of one-half on the date one year after the date of grant, and the remaining one-half on the date two years after the date of grant. The exercise price for shares subject to options granted under the Director Plan is the fair market value of the shares at the date of the option grant.


                       CERTAIN TRANSACTIONS

          The Company elected to wind up and dissolve its wholly-owned subsidiary, Gramercy Mortgage Corporation ("Gramercy") and its wholly-owned subsidiary, Homestead Insurance Services Inc. ("HISI"), effective December 31, 1994. All remaining assets have been distributed to the Company as the sole shareholder. Operations for both entities were discontinued in 1992.

          In November 1991, the Company entered into an agreement with Westco Community Builders, Inc. ("Westco") owned in part by Britt Evans, the former Chief Executive Officer of the Association, concerning the future development of a parcel of land located in San Leandro, California called the Marina Vista. This agreement calls for Westco to act as developer and general contractor for the Marina Vista property and to receive various types of consideration for such future services, including a management fee. The bulk of such consideration is payable out of future development sales proceeds from the property. The agreement requires the Company to pay Westco a management fee of $50,000 per month from November 1991 until April 1993. At December 31, 1995, the Company had paid Westco management fees aggregating $1,812,879, of which $900,000 will be deducted from amounts owed to Westco in the future out of sales proceeds of completed homes at Marina Vista.

          In 1994, the Company and Westco entered into a partnership and formed the Glenbriar Joint Venture ("Glenbriar") to acquire and develop property located in Tracy, California.

          On January 1, 1996, the Company formed Glenbriar Venture #2, a limited liability company ("LLC"), with Westco, its partner in the Glenbriar Joint Venture. The LLC purchased from Westco options to purchase land adjacent to the Glenbriar Joint Venture property.

          The Company anticipates developing and selling lots in both the Glenbriar Joint Venture property and the Glenbriar Venture #2 property.

          The Company has entered into an agreement to sublease its office space for $2,800 per month from a corporation that is wholly-owned by Mr. Weissberg. The term of the sublease is April 1, 1993 through February 15, 1999.


            PROPOSAL 2 -- RATIFICATION OF ACCOUNTANTS

              On February 2, 1995, the Company engaged Grant Thornton LLP as the Company's independent public accountant to audit its financial statements for the years ended December 31, 1994 and 1995.

              Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Required Vote

              A vote FOR Proposal 2 by the holders of a majority of the outstanding shares of the Company's Class A Common Stock and Class B Common Stock, present at the Annual Meeting in person or by proxy and voting together as a single class with holders of the Class A Common Stock casting one vote per share and holders of the Class B Common Stock casting ten votes per share, is required to approve and adopt the proposal. Votes with respect to this proposal will be cast as specified in the proxy. If no specification is made, votes represented by proxy will be cast FOR the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
"FOR" PROPOSAL 2.


                      STOCKHOLDER PROPOSALS

              Any proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received by the Company by November 25, 1996 in order to be included in the Company's proxy materials relating to that meeting.








                          OTHER MATTERS

              Management knows of no business other than that mentioned above to be transacted at the Annual Meeting, but if other matters are properly raised before the Annual Meeting it is the intention of the persons named in the enclosed proxy, in the absence of instructions to the contrary, to vote in regard thereto in accordance with their judgment; discretionary authority to do so is included in the proxy.